MPS Group Announces Preliminary Fourth Quarter Results

JACKSONVILLE, Fla. (January 23, 2003) -- MPS Group, Inc. (NYSE:MPS), a leading provider of human capital services and solutions, today announced preliminary financial results for the fourth quarter ended December 31, 2002.

Revenue for the quarter is expected to be approximately $280 million, which falls within management's range of guidance of $270 million to $285 million. The Company expects to take an after-tax charge of $0.28 per diluted share for the quarter ended December 31, 2002, to account for three distinct items. Inclusive of the charge, the Company will report a GAAP loss of $0.23 per fully diluted share for the fourth quarter. Excluding the effect of the charge, the Company expects diluted earnings per share of $0.05, which is at the high end of the guidance range of $0.03 to $0.05 previously provided by management.

The Company expects to incur a charge of $34.5 million ($29.1 million or $0.28 per diluted share after consideration of the related tax benefit) in the fourth quarter of 2002. The charge is comprised of three unrelated items, which arose during the fourth quarter. First, the Company elected not to participate in a recapitalization of a minority investment originally made in 1996, which resulted in the investment being impaired. As a result, the Company has written off the investment in its entirety, incurring a $16.1 million non-cash charge. Second, the Company finalized a plan for the settlement of excess real estate obligations for certain vacant office space. The anticipated cost of the settlement of these excess real estate obligations is $9.7 million. Third, the Company has recorded a tax provision of $8.7 million for a proposed adjustment with the IRS related to its ongoing tax audit of prior years.

The Company expects to report cash flow from operations of over $40 million in the fourth quarter, which helped the Company reduce its debt balance to zero and increase its cash position to approximately $65 million as of December 31, 2002. The Company has also completed the annual impairment testing of its goodwill balances under SFAS 142 and does not anticipate any material adjustment to these balances at this time.

Commenting on the expected results, Timothy D. Payne, Chief Executive Officer of MPS Group, said, "We were pleased with our operating results for the quarter, especially considering the state of the economy and hiring environment. With our debt completely paid off, a strong cash position, and a talented management team in place, we are looking forward to 2003."

Conference Call and Webcast

The Company will release its actual year-end results before the market opens on February 5, 2003. The Company will provide an online Web simulcast of its fourth quarter conference call that morning at 10:00 a.m. Eastern Time. The link to this event may be found at the Company's website: WWW.MPSGROUP.COM. If you do not have Internet access, you may listen to the call by dialing (913) 981-5510.

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MPS Announces Preliminary Fourth Quarter Results
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January 23, 2003


If you are unable to participate at that time, online and telephonic replays will be available two hours after the call ends and will continue until 8:00 p.m. on February 12. To access the telephonic replay, please dial (719) 457-0820 and enter 625843 when prompted for the reservation code. The link for the online replay may also be found on the Company's website.

About MPS Group

MPS Group helps its client companies thrive by delivering a unique mix of consulting, solutions, and staffing services in the disciplines of information technology, finance and accounting, law, e-business, human capital automation, engineering, executive search, and work force management. Today, MPS Group is one of the world's largest providers of human capital services and solutions. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group serves leading businesses throughout the United States, Canada, the United Kingdom, and continental Europe. For more information about MPS Group, please visit WWW.MPSGROUP.COM. Except for materials described above, none of the information on our website should be considered included in this release.

Forward-Looking Statements

The statements contained in this press release should be considered forward-looking statements that are subject to risks, uncertainties or assumptions described above and may be affected by other factors, including but not limited to: fluctuations in the economy and financial markets in general and in the Company's industry segments in particular; industry trends towards consolidating vendor lists; the demand for the Company's services, including the impact of changes in utilization rates; consolidation of major customers; the effect of competition, including the Company's ability to expand into new markets and to maintain profit margins in the face of pricing pressures; the
Company's ability to retain significant existing customers or obtain new customers; the Company's ability to recruit, place and retain consultants and professional employees; the Company's ability to identify and complete acquisition targets and to successfully integrate acquired operations into the Company; possible changes in governmental regulations affecting the Company's operations, including possible changes to regulations relating to benefits for consultants and temporary personnel; unexpected fluctuations in interest rates or foreign currency exchange rates; loss of key employees; and other factors discussed in the Company's filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "will," "may," "should," "could," "expects," "plans," "indicates," "projects," "anticipates," "believes," "estimates," "appears," "predicts," "potential," "continues," "would," or "become," or the negative of these terms or other comparable terminology. Readers are urged to review and consider the factors listed under "Forward-Looking Statements" on page 2 of the Company's Annual Report on Form 10-K for 2001 and in subsequent filings with the Securities and Exchange Commission.

Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on beliefs and assumptions of the Company's management and on information then currently available to management. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements are not guarantees of performance. Such forward-looking statements were prepared by the Company based upon information available at the time of such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.